                                                                  Exhibit 99.1

Press Release

ERGO SCIENCE CORPORATION ANNOUNCES RESIGNATION OF THREE BOARD MEMBERS

COMPANY ALSO ANNOUNCES RELOCATION OF ITS HEADQUARTERS

BOSTON--(BW HealthWire)--Oct. 16, 2000--Ergo Science Corporation (Nasdaq:ERGO - news) today announced that three members of the Board of Directors have resigned. David L. Castaldi became a Director of the Company in September 1996. Anthony H. Cincotta, Ph.D. is co-founder of the Company and was Executive Vice President from March 1997 until November 1999 after serving as a Senior Vice President since June 1996. Dr. Cincotta was Chief Scientific Officer from June 1996 until his resignation in November 1999. Dr. Cincotta has been a Director since 1990 and after resigning as an officer became a consultant in 1999. Stephen P. Smiley became a Director of the Company in October 1996.

The Company also announced today that it has relocated its headquarters to 790 Turnpike Street, Suite 205, North Andover, Massachusetts 01845. The telephone number remains the same.

Ergo Science Background

Ergo Science Corporation is a biopharmaceutical company developing novel treatments for metabolic disorders. In 1997, the Company filed with the U.S. Food and Drug Administration (FDA) a New Drug Application (NDA) for ERGOSET(R) tablets to treat Type 2 diabetes, and the FDA accepted the NDA for filing. On May 14, 1998, the Endocrinologic and Metabolic Drugs Advisory Committee of the FDA found that there was not sufficient evidence to recommend for approval the Company's NDA for ERGOSET(R) tablets for Type 2 diabetes. On November 20, 1998, the Company received a letter from the Division of Metabolic and Endocrine Drug Products at the FDA stating that its NDA for ERGOSET(R) tablets for the treatment of Type 2 diabetes is not approvable. The Company appealed the letter within the Center for Drug Evaluation and Research and provided additional safety data. On October 21, 1999, the Company announced that it received a letter from the Office of Drug Evaluation II, Center for Drug Evaluation and Research at the FDA, stating that its NDA for ERGOSET(R) tablets for the treatment of Type 2 diabetes is approvable. However, before ERGOSET(R) tablets can be approved by FDA for marketing, it will be necessary for Ergo Science to address FDA concerns relating to the clinical safety of ERGOSET(R) tablets and other issues, including biopharmaceutics, pharmacology and toxicology. In its letter, FDA stated that ERGOSET(R) tablets are effective in the treatment of Type 2 diabetes as adjunctive therapy with sulfonylureas. The letter also stated, however, that data submitted by the Company, including epidemiology data recently developed by the Company, did not adequately overcome FDA's concerns about the possible increased risk of a serious adverse event with the use of ERGOSET(R) tablets in Type 2 diabetes patients. To address this outstanding safety concern, the FDA has recommended that a "large, simple" placebo-controlled study by undertaken to evaluate whether treatment with ERGOSET(R) tablets is associated with an increase in the specified serious adverse event. In the letter, FDA does not provide specifics about the size and scope of such a clinical trial. The resolution of this safety concern must be sufficient to support approval in light of a treatment effect which FDA characterized as small. The Company is currently evaluating all of its strategic alternative.

This discussion contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation, (1) an "approvable" letter does not mean that a product will be approved, particularly where, as here, it is necessary to satisfy FDA (prior to approval) that there is not an increased risk of a serious adverse event; (2) the clinical trial to assess safety recommended by the FDA may involve a relatively high number of patients and may require substantial resources and take years to complete; (3) until the size and scope of the safety trial are determined by FDA, an assessment of the advisability of any such trial cannot be made; (4) Ergo Science may not have sufficient resources for such a safety trial or decide that undertaking such a trial is not in the Company's best interests; (5) Ergo Science may not be able to attract a partner to assist in undertaking such a safety

                               Page 5 of 6 pages
trial; (6) data obtained from clinical trials are subject to varying interpretations, and there can be no assurance that the FDA (or an FDA panel of experts) will agree with Ergo Science's assessment of current or future clinical trial results; (7) uncertainty related to the scientific development of a new medical therapy; (8) competition in the anti-diabetic market is intense; other products have been recently approved for these indications and other companies are developing competing products; (9) the need for additional funding; (10) there can be no assurance that Ergo Science will be able to establish corporate alliances to market ERGOSET(R) tablets, if approved for commercial marketing, and assist with development of product candidates; (11) there can be no assurance that Ergo Science's formulation of bromocriptine mesylate, if approved for commercial marketing, will be successful in the marketplace, or that Ergo Science will receive any profits from its sale; and (12) the uncertainty relating to patent protection in the pharmaceutical and biotechnology industries. Further information and additional important factors are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 1999 Annual Report on Form 10-K, generally under the section entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.

CONTACT:
     Ergo Science Corporation
     Lisa V. DeScenza
     Director, Corporate Planning and Communication
     (978) 974-9474 x226
     ldescenza@ergo.com
     http://www.ergo.com








                               Page 6 of 6 pages